Exhibit 99.1

NEWS RELEASE

Contact:    Brittany M. Zolko

     (717) 692-7187

     brittany.zolko@midpennbank.com

FOR IMMEDIATE RELEASE

Shareholders of Mid Penn Bancorp, Inc. and

The Scottdale Bank & Trust Company Approve Merger

MILLERSBURG, Pa. and SCOTTDALE, Pa. (Nov. 17, 2017) (GLOBE NEWSWIRE) – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ:  MPB) and The Scottdale Bank & Trust Company (“Scottdale”) (OTC: SDLJ) announced that shareholders from both Mid Penn and Scottdale, at special meetings of their respective shareholders held today, approved Mid Penn’s proposed acquisition of Scottdale.

The proposed transaction will expand Mid Penn’s footprint into western Pennsylvania, including Westmoreland and Fayette counties. On a pro forma basis, the consolidated assets of the combined company would be approximately $1.4 billion at Sept. 30, 2017. The acquisition is subject to various conditions to closing, including receipt of all regulatory approvals.

About Mid Penn Bancorp, Inc.

Mid Penn Bancorp, Inc. (NASDAQ: MPB), through its banking subsidiary, Mid Penn Bank, has been serving Central Pennsylvania since 1868. Headquartered in Millersburg, Pa., Mid Penn Bank has 23 retail locations in Cumberland, Dauphin, Lancaster, Luzerne, Northumberland and Schuylkill Counties. The bank offers a diverse portfolio of products and services to meet the personal and business banking needs of the community. To learn more about Mid Penn Bank, visit midpennbank.com.

About The Scottdale Bank & Trust Company

The Scottdale Bank & Trust Company has total assets of approximately $263 million. Headquartered in Scottdale, Pa., the bank has been serving the community since 1901. Scottdale provides personal banking, business banking and trust services through its five locations in Westmoreland and Fayette counties. Additional information is available through the bank’s website at www.sbtbank.com.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, Mid Penn filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 to register the shares of Mid Penn common stock to be issued to the shareholders of Scottdale. Investors and security holders are urged to read the registration statement on Form S-4 and the joint proxy statement/prospectus included within the registration statement and any other relevant documents to be filed with the SEC in connection with the proposed merger because they will contain important information about Mid Penn, Scottdale, and the proposed transaction.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, market conditions, required regulatory approvals and the expected timing of the completion of the transaction. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s and Scottdale’s portfolio; legislation affecting the financial services industry as a whole, and Scottdale, Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; the impact of Mid Penn’s announced combination with The Scottdale Bank & Trust Company; the timing to consummate a potential transaction between Mid Penn and The Scottdale Bank & Trust Company; and material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.  For a list of other factors which would affect our results, see Mid Penn’s filings with the SEC, including (i) those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2016 and (ii) the risk factors disclosed in the joint proxy statement/prospectus referenced above under “Additional Information about the Merger and Where to Find It.” The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn or Scottdale on its website or otherwise. Neither Mid Penn nor Scottdale assumes any obligation for updating any such forward-looking statements at any time, except as required by law.

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